EXHIBIT 99.1

       Microsoft Word 11.0.6568;ORGANITECH ANNOUNCES $2 MILLION INVESTMENT
                    RESUMES TRADING ON THE OTC BULLETIN BOARD
                     ======================================

Yokneam, Israel - July 11, 2007. Organitech USA Inc. (OTCBB:ORGT), announced today that it entered into an agreement with `Keren Katzir Debenture for Investment Ltd.' ("Katzir"), an Israeli investment company publicly traded on the Tel- Aviv Stock Exchange, for the investment of $2 million in the Company.

Pursuant to the Agreement, Katzir will invest $2 million in the Company in consideration for 10,000,000 shares of the Company's common stock (at a price per share of $0.20) constituting approximately 27.3% of the Company's issued and outstanding share capital (post-investment). Katzir will also be granted a 3 year warrant to purchase up to 3,846,154 shares of the Company's common stock for up to $1 million (exercise price of $0.26 per share).

The Company agreed as part of the investment to increase its board of directors to 11 members, 5 of whom will be nominated by Katzir. Mr. Yosi Hevron, one of Katzir's partners, is expected to be appointed by the board of directors as the Company chairman.

The transaction is expected to close by the end of next week.

On July 2, 2007, the shares of the Company's common stock resumed trading on the NASD's Over-The-Counter Bulletin Board ("OTCBB") under the symbol "ORGT" (ORGT.OB). The transfer up from the Pink-Sheets (which resulted from the Company's past failure to comply with its reporting requirements) to the OTCBB formed part of the Company's rehabilitation program, under which it has filed all past required reports and is now in full compliance with its reporting requirements.

Mrs. Heli Ben-Nun, the Company's CEO said: "We view Katzir as a strategic partner, and due to its management's expertise and proven capabilities, we have great confidence in its ability to contribute to the Company's future success. The new investment will allow us to extend our sales and marketing activities. With the expectation of increasing demand for hydroponics greenhouses in the coming years, we have confidence in our ability to realize these emerging opportunities. We also believe that resuming trading on the OTCBB will contribute to the tradability of the Company's shares"

Mr. Yosi Hevron, a partner in Katzir who is expected to be the chairman of the board of directors following consummation of the transaction said:" We believe in the Company's product and its management. We believe that together we will increase the Company's value for its shareholders".

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OrganiTech (OTCBB: ORGT) is a world leader in the supply of High-Tech hydroponics growing factories/greenhouses, enabling the growth of lettuce, green leafy vegetables, herbs and other plants, in a highly economic, automated, computerized controlled and clean environment. OrganiTech hydroponics solution, GrowTech2500, enables the production of extremely high yields, while maintaining low production costs and making optimal use of water, energy, labor and land. Our leading product, the GrowTech2500, backed with its patented and proprietary know-how is capable of producing over the course of a year 3-6 million lettuce heads - about 20 times more than traditional outdoor soil-based cultivation methods and 5-7 times more than conventional greenhouse yields. With the long-distance transportation cost of lettuce and leafy vegetables becoming increasingly high due to increased cost of energy, our GrowTech2500 enables both local growers and importers of leafy vegetables to establish cost-effective local production hydroponics facilities near the point of sale, while competing with cheap local/imported products.


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Founded in July 2006 by Mr. Rami Mandola, Katzir is a large private equity fund traded on the Tel Aviv Stock Exchange managing hundreds of millions of dollars in capital which are principally targeted for strategic investments in industries operated by Israel's Kibbutz movement. Katzir's management team has extensive industrial and financial experience and during 2006 invested approximately $16 million in four Israeli industrial companies operated by the Kibbutz movement.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "targets", "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the investment disclosed in this press release, or the plans, intentions or expectations disclosed in our forward-looking statements and readers should not place undue reliance on the forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the investment disclosed in this press release, or the other plans, intentions and expectations disclosed in the forward-looking statements made in this press release. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. We are subject to the risks and uncertainties described in our filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

FOR INVESTMENT AND MEDIA INQUIRIES, CONTACT:

YARON SHALEM
+972-4-9937896